EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
(Unaudited)

                                                Six months                    Three months
                                              ended March 31,               ended March 31,
                                              ---------------               ---------------
                                             2000           1999           2000          1999
                                             ----           ----           ----          ----
Net income (loss)                     $     29,786    (   52,678)   (     1,628)   (   35,444)

Preferred stock dividends                      -      (    2,747)           -      (      737)
                                        ----------     ---------     ----------     ---------

Net income (loss) applicable to
  common shareholders                 $     29,786    (   55,425)   (     1,628)   (   36,181)
                                        ==========     =========     ==========     =========

Weighted average number of common
  shares outstanding                    10,548,132     6,083,473     10,548,132     8,135,340

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                  277,778           -              -             -
                                        ----------     ---------     ----------     ---------

                                        10,825,910     6,083,473     10,548,132     8,135,340
                                        ==========     =========     ==========     =========

 Net income (loss) per share
  applicable to common shareholders:
    Basic                             $       0.00    (     0.01)   (      0.00)   (     0.00)
                                        ==========     =========     ==========     =========
    Diluted                           $       0.00    (     0.01)   (      0.00)   (     0.00)
                                        ==========     =========     ==========     =========


Stock options are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 277,7778 shares at March 31,
2000 and approximately 40,000 shares at March 31, 1999) would be to decrease net loss per share.

















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